Exhibit 99.2

Management Commentary

Fourth Quarter 2014 Results

The RetailMeNot, Inc. (“RetailMeNot”) earnings call will begin on February 10th, 2015 at 7:00am central time (8:00am eastern time) and will include prepared commentary followed by a Q&A session. This “Management Commentary” is being posted to provide investors and analysts with additional detail in advance of the quarterly earnings call and will not be read on the call.

To access the live broadcast of the brief remarks and Q&A session, please visit the Investor Relations section of RetailMeNot’s website at http://investor.retailmenot.com. A complete reconciliation between GAAP and non-GAAP results can be found in our earnings release at http://investor.retailmenot.com.

Also, please note that comments on growth rates below refer to year-over-year changes unless otherwise indicated.

Strategy and Market Outlook

RetailMeNot operates the world’s largest marketplace for digital offers. We are a leading innovator in connecting retailers with the right shoppers anytime, anywhere to increase consumer engagement and drive sales. Our mission is to combine the power of technology and community to deliver savings to the world.

We provide consumers in our markets with hundreds of thousands of discounts and deals from retailers and brands and we offer our retailers an “always on,” scalable platform that enables them to connect with shoppers across channels and devices.

•	Combined, our marketplace has over 600,000 digital offers from over 70,000 retailers and brands, including offers from approximately 90 of the Top 100 Internet Retailers as ranked by Internet Retailer Magazine.

•	The sources of content across our marketplace continue to make the RetailMeNot experience unique. Today, approximately two-thirds of our offers are user-generated content (UGC), retailer exclusives to RetailMeNot as well as offers sourced by our staff.

•	With nearly 700 million visits from consumers in the last 12 months, we have a wealth of information on the types of offers that resonate with consumers across multiple categories. This information results in insights and best practices we are then able to pass along to our paid retailers. We believe delivering innovation and marketing insights has helped our paid retailers drive new customer acquisition and growth.

Fourth Quarter & Fiscal 2014 Financial Highlights

Our fourth quarter and fiscal 2014 results reflect our growing scale and the value our marketplace provides for both consumers and retailers:

•	In the fourth quarter, total net revenues grew 11% to $87.4 million. For fiscal 2014, total net revenues were up 26% to $264.7million.

•	Fourth quarter mobile net revenues totaled $22.2 million, reflecting growth of 90% and represented 25% of total net revenues. For the year, mobile net revenues totaled $53.8 million, resulting in growth of 102% and represented 20% of total net revenues. Mobile net revenues include net revenues from our mobile websites, applications and our in store product.

•	Fourth quarter international net revenues grew to $17.5 million, an increase of 7% and represented 20% of total net revenues. For the year, international net revenues totaled $57.8 million, up 34% and represented 22% of total net revenues.

•	Fourth quarter net income was $14.0 million, reflecting an increase of 1%. For the year, net income declined 14% to $27.0 million.

•	Fourth quarter adjusted EBITDA was $36.1 million, an increase of 17% and resulting in adjusted EBITDA margins of 41%. For the year, adjusted EBITDA grew to $93.9 million, reflecting growth of 15% and resulting in adjusted EBITDA margins of 35%.

Fourth Quarter Consumer Engagement Overview

Large and growing audience delivered via our integrated channels.

•	Total visits in the quarter were 226.2 million, up 23%. The majority of our traffic growth came on our mobile websites, as we continue to see consumer preference shift from desktop to mobile.

•	Over 90% of traffic in the quarter came to us either direct, or via email or organic search, with the remainder coming from paid search.

•	We continued to see an acceleration of mobile traffic, representing growth of 74% in the fourth quarter.

•	Monthly mobile unique visitors in the quarter totaled 21.2 million, up 78%.

•	For fiscal 2014, worldwide subscribers to our emails increased to over 35.1 million, up 105%.

Focus on strong content quality and improving consumer experience.

•	Content quality remains a priority. We had nearly 30% growth in the number of exclusive offers from paid retailers during the quarter and we validated 100% of the content for our Top 500 paid retailers on the RetailMeNot site. We believe our content and high quality user experience continues to attract a large audience of consumers to RetailMeNot. Some examples include:

•	‘Exclusions’ displayed in-offer for ease of use and reference, in addition to live chat assistance for consumers looking to redeem offers from our top retailers; and

•	Collecting voting and comments for each offer, enabling us to utilize consumer insights to improve offer details or remove the offer if necessary.

•	On the RetailMeNot site, we have continued to deliver a variety of algorithmic and data improvements that put the best offers in front of consumers – both in-store and online and via email and social channels. Improvements in user experience in the quarter include more localized and personalized experiences. Examples include:

•	New member onboarding signup flow that collects user preferences and favorite stores;

•	New member account center for managing account preferences, profile, favorite stores and users saved coupons; and

•	New homepage that includes personalized content recommendations based on user’s favorite stores or browsing history.

Commitment to retailer satisfaction is driving results.

•	Our Retailer & Brand Solutions Team concentrates on our largest paid retailers and brands, which represent the majority of our total net revenues. This team combines our former in-store sales and partner management teams into one group, with single retailer account ownership, organized by vertical expertise and account size. We believe this structure will allow us to deepen our relationships with our paid retailers. In addition, we are expanding the number of paid retailers on which this team concentrates in order to grow our net revenues from previously unmanaged paid retailers. Within the year:

•	We strengthened our relationships with retailers, growing the number of retailers from which we generated over $1 million in commission revenue to 41, up 37% from 2013;

•	The average commission revenue from our Top 500 retailers grew 25% to $386 thousand; and

•	In total, we facilitated approximately $4.4 billion in Gross Merchandising Value (GMV), up from $3.5 billion in 2013.

•	Delivering compelling value to retailers remains a focus, and within the year we conducted 15 attribution studies – across both in-store and online, and continue to work closely with our retailers and third-party attribution vendors to demonstrate RetailMeNot’s ability to deliver return-on-investment. For example, in the fourth quarter, we partnered with a third-party attribution firm to help a large online swim & loungewear company better understand where and how to spend its marketing dollars more effectively. After collecting site data and media exposures, the analysis of the campaign concluded that:

•	In comparison to the retailer’s total customer base, on average, RetailMeNot users:

•	Spend 5% more per transaction; and

•	Are new customers 45% of the time.

•	As a result, the company saw a 19% sales increase compared to pre-campaign performance and continues to collaborate with RetailMeNot to drive enhanced performance metrics through content optimization and exposure packages.

•	While we are primarily paid commissions based on retailer online sales from our visitors, our services and monetization approaches will vary based on a retailer’s objectives and can include ad placements in our desktop and mobile channels, targeted offers and or email promotions. The flexibility we are able to offer our paid retailers in constructing our relationship has been a strong selling point and is viewed as a key competitive differentiator for retailers.

Increased engagement through our in-store platform and mobile apps.

•	Our fourth quarter represented a record quarter for net revenues from in-store and advertising net revenues. In total, revenue from in-store plus advertising was $13.8 million, resulting in growth of 110% versus a year ago.

•	We launched a re-design of our RetailMeNot mobile app, including a “Nearby” section with a map view, influencing users to timely traffic offers in their area. Shoppers on-the-go can also use the map view to find deals coast to coast. We believe this new functionality further facilitates “top-of-funnel” browsing and in-store deal discovery process for consumers.

•	RetailMeNot also introduced three new features accessible from the apps homepage, including:

•	Just For You: Quickly check out top offers based on your favorite stores;

•	Our Best: Find the best curated new deals of the day – with enhanced imagery to inspire shoppers; and

•	Popular: See what offers are trending in the RetailMeNot community.

Overall, RetailMeNot saw a strong fourth quarter. We plan to accelerate our pace of innovation in 2015 and will continue to iterate rapidly across all platforms. We believe shopping is now a “multi-channel journey” spanning online, mobile and in-store touch-points. Promotions and offers from our sites and mobile applications are impacting this journey from discovery to purchase and beyond. Throughout the year, we will continue to innovate on new products and features to enhance our ability to deliver the best, most relevant offers to consumers while providing retailers and brands with more compelling solutions to reach consumers on their path to purchase.

Fourth Quarter Financial Review

Net revenues during the fourth quarter were $87.4 million, up 11%. Mobile net revenues totaled $22.2 million, up 90%. International net revenues increased 7% to $17.5 million versus last year. The growth of our international operations has slowed, primarily due to our UK operation and currency impact from the strengthening of the US dollar.

In total, commissions paid to us as a result of consumer purchases made online using our marketplace represented approximately 84% of our net revenues in the quarter, with the balance coming from advertising and our in-store solutions.

Gross margins were strong at 94%, and cost of net revenues was 6%, consistent with our expectations and the prior year. Cost of net revenues consists of direct and indirect costs incurred to generate net revenues. These are primarily costs related to technology services for content delivery and the employee costs for managing content operations and technology infrastructure.

Operating Expenses

During our fourth quarter, we continued to invest in key long-term growth initiatives such as consumer acquisition and product innovation and development, while delivering adjusted EBITDA of $36.1 million, up 17% year-on-year, and adjusted EBITDA margins of 41%.

Product and technology expense for the quarter was $11.9 million, or 14% of net revenues, up from $9.5 million, or 12% last year. Product development expense consists primarily of personnel, stock-based compensation and other related costs attributed to product management and software engineering teams, and third-party contractors. The increase in spend reflects the expansion of our engineering and product teams, and technology related investments to enhance our content quality, user experience, mobile solutions and data and analytics capabilities. This increase is partially offset by the capitalization of $1.5 million in internal costs related primarily to infrastructure and product initiatives focused on consumer personalization and content delivery.

Sales and marketing expense for the quarter was $30.5 million, or 35% of net revenues, compared to $29.3 million, or 37% last year. Sales and marketing expense consists primarily of personnel and stock-based compensation costs across our retailer & brand solutions, marketing, SEO and business intelligence employees, as well as online and other advertising and media expenditures, paid search and other marketing expenses. The decrease in spend as a percentage of net revenues for the quarter reflects a new emphasis on growing RetailMeNot brand awareness through product development and other user acquisition initiatives.

General and administrative expense for the quarter was $11.8 million, or 13% of net revenues, compared to $8.7 million, or 11% of net revenues. General and administrative expense consists primarily of the personnel, stock-based compensation and related costs of our general corporate functions, which will vary from quarter to quarter. Growth in general and administrative expense primarily reflects investments in people, business infrastructure and professional costs associated with managing our increased scale and public company compliance requirements. In addition, we incurred $1.4 million in costs related to an increase in bad debt. All aged balances that were reserved were individually immaterial (i.e., no one retailer represented a material portion of the reserve).

Our total global employee base exiting the quarter was 527. Headcount was slightly down sequentially, however, we plan to continue to invest in our talent to help drive our growth initiatives and expect growth in headcount to resume in the first quarter of 2015.

Other Expenses

Depreciation and amortization expense for the quarter was $3.6 million, compared to $4.0 million and stock-based compensation expense was $6.8 million, compared to $3.4 million in the prior year. Higher stock-based compensation was due to the expansion of our employee base and a shift in mix of equity-based awards granted to employees toward restricted stock units to enhance our ability to attract and retain key talent.

Income from Operations

Income from operations for the quarter was $24.8 million, or 28% of net revenues, compared to $22.1 million, and 28% of net revenues last year.

Provision for Income Taxes

The provision for income taxes for the quarter was $10.0 million, reflecting an effective tax rate of 41.7%, compared to a provision for income taxes of $7.9 million and an effective tax rate of 36.4% last year. As a reminder, during Q1 of 2014, we implemented our global corporate structure. For 2014, this change increased our effective tax rate due to the tax costs incurred to implement the structure. Over time, we expect that this structure will be more tax efficient resulting in a reduction in our effective tax rate in the future as our international business grows.

Partially offsetting the cost of implementing the global corporate structure were tax benefits we realized in the quarter resulting from a shift in the mix of domestic and foreign earnings, and the reenactment of the U.S. R&D tax credit in December 2014 retroactive to the beginning of 2014.

Net Income

GAAP net income was $14.0 million for the quarter, reflecting an increase of 1%, compared to $13.8 million last year.

Non-GAAP net income was $23.6 million, reflecting an increase of 15%, compared to $20.6 million last year.

Earnings per Share (EPS)

EPS for the quarter was $0.26 per share, based on 55.0 million fully-diluted, weighted-average shares outstanding.

Non-GAAP EPS was $0.43 per share, based on 55.0 million fully-diluted, weighted-average shares outstanding.

Liquidity and Capital Resources

Cash flow from operations during the quarter was $9.8 million and we ended the fourth quarter with $244.5 million of cash and equivalents.

On December 29, 2014, we entered into a $50.0 million term loan facility—all of which was drawn at closing; and we have $125.0 million available to borrow under our revolving credit facility. Total debt exiting the quarter was $50.0 million.

Capital expenditures for the quarter were $2.7 million, primarily reflecting investments in facilities, domains and technology licenses.

(Our updated outlook and financial guidance is provided in our earnings release and will be discussed on the earnings call)

Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this document includes references to Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the tables provided in this release below.

RetailMeNot defines adjusted EBITDA as net income plus depreciation, amortization of intangible assets, stock-based compensation expense, third-party acquisition-related costs, other non-cash operating expenses (including compensation arrangements entered into in connection with acquisitions), net interest expense, other non-operating income or expense including net foreign exchange gains and losses and income taxes.

RetailMeNot discloses adjusted EBITDA because it is a key measure used by RetailMeNot and its board of directors to understand and evaluate RetailMeNot’s financial and operating performance, establish budgets and operational goals and as an element in determining executive compensation. RetailMeNot believes it also facilitates period-to-period comparisons of operations that could otherwise be masked by the effect of the expenses that RetailMeNot excludes in this non-GAAP financial measure and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our presentation of non-GAAP net income and non-GAAP net income per share excludes the impact of amortization of purchased intangible assets, stock-based compensation expense, third party acquisition-related costs, other non-cash operating expenses (including compensation arrangements entered into in connection with acquisitions) and income taxes, net of the tax effect of the adjustments above. These measures are not key metrics used by RetailMeNot or its board of directors to measure financial or operating performance or otherwise manage the business. However, RetailMeNot provides non-GAAP net income and non-GAAP net income per share as supplemental information for investors, as they facilitate period-to-period comparisons of operations that could otherwise be masked by the effect of the expenses that RetailMeNot excludes in these non-GAAP financial measures and facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of RetailMeNot’s results as reported under GAAP. Because of these limitations, you should consider Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share alongside other financial performance measures, including various cash flow metrics, net income and RetailMeNot’s other GAAP results.

Forward-looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included herein regarding RetailMeNot’s strategy, future operations, future financial position, future net revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions (or the negative of these terms) are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about management’s estimates regarding future net revenues and financial performance, visits, monthly mobile unique visitors, e-mail subscribers, other consumer metrics and other statements about management’s beliefs, intentions or goals. RetailMeNot may not actually achieve the expectations disclosed in the forward-looking statements, and you should not place undue reliance on RetailMeNot’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, (1) RetailMeNot’s ability to attract visitors to its websites from search engines; (2) RetailMeNot’s ability to monetize digital offers available through its mobile solutions; (3) RetailMeNot’s ability to attract and retain paid retailers and maintain its relationships with performance marketing networks; (4) risks related to RetailMeNot’s ability to manage its growth, including accurately planning and forecasting its financial results; (5) RetailMeNot’s ability to obtain and maintain digital offer content and maintain the positive perception of its brand; (6) the competitive environment for RetailMeNot’s business; (7) changes in consumer sentiment regarding RetailMeNot’s use of cookies; (8) RetailMeNot’s need to manage regulatory, tax and litigation risks, including regulations imposing sales tax on e-commerce or m-commerce; (9) RetailMeNot’s ability to protect consumer data and its intellectual property; (10) RetailMeNot’s ability to manage international business uncertainties; (11) the impact and integration of recent and future acquisitions; and (12) other risks and potential factors that could affect RetailMeNot’s business and financial results identified in RetailMeNot’s filings with the Securities and Exchange Commission (the “SEC”), including its annual report on Form 10-K filed with the SEC on February 18, 2014 and its most recent quarterly report on Form 10-Q filed with the SEC on November 6, 2014. Additional information will also be set forth in RetailMeNot’s future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that RetailMeNot makes with the SEC. RetailMeNot does not intend or undertake any duty to release publicly any updates or revisions to any forward-looking statements contained herein.